Exhibit 99.2

NAVIENT REPORTS SECOND-QUARTER 2020 FINANCIAL RESULTS

WILMINGTON, Del., July 21, 2020 — Navient (Nasdaq: NAVI) today released its second-quarter 2020 financial results.

OVERALL RESULTS

•   GAAP net income of $125 million ($0.64 diluted earnings per share) compared to net income of $153 million ($0.64 diluted earnings per share) in the year-ago quarter.

•   Adjusted(1) diluted Core Earnings(2) per share of $0.91 compared to $0.74 in the year-ago quarter.

•   Core Earnings of $179 million ($0.92 diluted Core Earnings per share) compared to $175 million ($0.74 diluted Core Earnings per share) in the year-ago quarter.

CEO COMMENTARY – “The COVID-19 crisis continues to challenge our nation, customers and clients. We have actively responded to the needs of the people we serve, providing immediate payment relief options to more than 6 million borrowers and assisting states in implementing important programs to benefit their residents,” said Jack Remondi, president and CEO of Navient. “The quarter’s exceptional results benefited from our high-quality education loan portfolio, a favorable interest rate environment, our continued focus on efficiency, and the innovation and commitment of our more than 6,000 employees.”

HIGHLIGHTS COMPARED TO THE YEAR-AGO QUARTER

FEDERAL EDUCATION LOANS SEGMENT

•   Net interest income increased 18%.

•   FFELP Loan delinquency rate decreased 22% from 10.5% to 8.2%.

•   Forbearance rate increased 106% from 12.9% to 26.6%, after peaking at 28.5% earlier in second-quarter 2020.

CONSUMER LENDING SEGMENT

•   Originated $238 million of Private Education Refinance Loans, down 72% as we reduced marketing efforts primarily due to COVID-19 related capital markets volatility.

•   Private Education Loan delinquency rate decreased 60% from 5.0% to 2.0%.

•   Forbearance rate increased 190% from 2.9% to 8.4%, after peaking at 14.7% earlier in second-quarter 2020.

BUSINESS PROCESSING SEGMENT

•   EBITDA(2) decreased $3 million to $8 million, primarily due to contract terminations/expirations in the second half of 2019 and the impact of COVID-19 on certain activities.

•   Selected for contracts to support states in providing unemployment benefits and contact tracing services.

•   Contingent collections receivables inventory decreased 3% to $14.5 billon.

CAPITAL	• Paid $31 million in common stock dividends. • Adjusted tangible equity ratio(2) of 3.6%. Pro forma adjusted tangible equity ratio of 6.0%.(4)
FUNDING & LIQUIDITY	• Issued $1.3 billion in term ABS. • $1.6 billion of cash as of June 30, 2020.
EXPENSES	• Adjusted Core Earnings expenses(3) decreased $25 million to $215 million. The year-ago quarter also included $6 million of costs associated with proxy contest matters.

(1)

Adjusted diluted Core Earnings per share, a non-GAAP financial measure, excludes $(1) million and $2 million of net restructuring and regulatory-related expenses in second-quarters 2020 and 2019, respectively.

(2)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see pages 4 – 5.

(3)

Adjusted Core Earnings expenses, a non-GAAP financial measure, exclude $(1) million and $2 million of net restructuring and regulatory-related expenses in second-quarters 2020 and 2019, respectively. Regulatory-related expenses in both quarters are net of $10 million insurance reimbursements for costs related to such matters.

(4)

See “Adjusted Tangible Equity Ratio” on page 23 for the pro forma calculation of this ratio of 6.0% which excludes the cumulative net mark-to-market losses related to derivative accounting recognized under GAAP.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS

In this segment, Navient holds and acquires FFELP Loans and performs servicing and asset recovery services on its own loan portfolio, federal education loans owned by the U.S. Department of Education and other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q20	1Q20	2Q19

Net interest income	$171	$132	$145
Provision for loan losses	3	6	8
Other revenue	94	113	122

Total revenue	262	239	259
Expenses	70	83	89

Pre-tax income	192	156	170

Net income	$146	$119	$131

Segment net interest margin	1.07%	.81%	.81%
FFELP Loans:
FFELP Loan spread	1.15%	.87%	.87%
Provision for loan losses	$3	$6	$8
Charge-offs	$12	$19	$7
Charge-off rate	.11%	.15%	.05%
Greater than 30-days delinquency rate	8.2%	10.5%	10.5%
Greater than 90-days delinquency rate	3.8%	5.4%	6.1%
Forbearance rate	26.6%	15.1%	12.9%
Average FFELP Loans	$62,141	$63,894	$69,084
Ending FFELP Loans, net	$60,921	$62,492	$67,956

(Dollars in billions)
Number of accounts serviced for ED (in millions)	5.6	5.6	5.7
Total federal loans serviced	$282	$285	$289
Contingent collections receivables inventory	$13.5	$13.6	$26.3

DISCUSSION OF RESULTS — 2Q20 vs. 2Q19

•	Core Earnings were $146 million compared to $131 million in the year-ago quarter.

•	Net interest income increased $26 million primarily due to an increase in unhedged floor income as a result of the decrease in interest rates.

•	Provision for loan losses decreased $5 million. See pages 25 – 28 for discussion regarding transition to CECL on January 1, 2020.

○

Charge-offs were $12 million compared with $7 million in second-quarter 2019. CECL requires the charge-offs to include the premium or discount related to defaulted loans which increased the second-quarter 2020 charge-offs by $4 million.

○	Delinquencies greater than 30 days were $3.5 billion compared with $5.8 billion in second-quarter 2019.

○	Forbearances were $15.5 billion, up $7.2 billion from $8.2 billion in second-quarter 2019.

•

Other revenue decreased $28 million primarily due to a $20 million decrease in asset recovery revenue, which was primarily a result of the natural decline in the contingent collections receivable inventory as well as the impact of COVID-19 on certain collection activities.

•	Operating expenses were $19 million lower primarily as a result of the decrease in asset recovery volume discussed above as well as improvements in operating efficiencies.

CONSUMER LENDING

In this segment, Navient holds, originates and acquires consumer loans and performs servicing activities on its own loan portfolio.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q20	1Q20	2Q19

Net interest income	$188	$196	$186
Provision for loan losses	41	89	60
Other revenue	1	2	19

Total revenue	148	109	145
Expenses	34	39	34

Pre-tax income	114	70	111

Net income	$87	$54	$85

Segment net interest margin	3.20%	3.31%	3.22%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.39%	3.51%	3.45%
Provision for loan losses	$41	$89	$60
Charge-offs	$48	$68	$87
Charge-off rate	1.0%	1.3%	1.6%
Greater than 30-days delinquency rate	2.0%	3.6%	5.0%
Greater than 90-days delinquency rate	1.0%	1.6%	2.5%
Forbearance rate	8.4%	6.9%	2.9%
Average Private Education Loans	$23,008	$23,112	$22,463
Ending Private Education Loans, net	$21,462	$22,338	$21,564
Private Education Refinance Loans:
Charge-offs	$2	$2	$1
Greater than 90-days delinquency rate	.1%	.1%	—%
Average balance of Private Education Refinance Loans	$7,710	$7,149	$4,252
Ending balance of Private Education Refinance Loans	$7,455	$7,722	$4,256
Private Education Refinance Loan originations	$238	$1,890	$846

DISCUSSION OF RESULTS — 2Q20 vs. 2Q19

•	Originated $238 million of Private Education Refinance Loans compared to $846 million in the year-ago quarter.

•	Core Earnings were $87 million compared to $85 million in the year-ago quarter.

•	Net interest income increased $2 million primarily due to the growth of the Refinance Loan portfolio.

•

Provision for loan losses decreased $19 million primarily due to the adoption of CECL on January 1, 2020. See pages 25 – 28 for discussion regarding transition to CECL on January 1, 2020. Provision of $41 million in second-quarter 2020 primarily related to an increase in expected losses due to COVID-19’s negative impact on the current and forecasted economic conditions. Private Education Loan performance results include:

○	Charge-offs were $48 million compared with $87 million in second-quarter 2019.

○	Private Education Loan delinquencies greater than 90 days: $210 million, down $314 million from $524 million in second-quarter 2019.

○	Private Education Loan delinquencies greater than 30 days: $426 million, down $644 million from second-quarter 2019.

○	Private Education Loan forbearances: $1.8 billion, up $1.2 billion from $641 million in second-quarter 2019.

•	Other revenue decreased $18 million, primarily due to the $16 million gain on sale of $412 million of Refinance Loans in the year-ago quarter.

•	Expenses were unchanged at $34 million.

BUSINESS PROCESSING

In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q20	1Q20	2Q19

Revenue from government services	$43	$33	$40
Revenue from healthcare services	21	24	25

Total fee revenue	64	57	65
Expenses	57	54	56

Pre-tax income	7	3	9

Net income	$6	$2	$7

EBITDA(1)	$8	$4	$11
EBITDA margin(1)	13%	7%	17%
Contingent collections receivables inventory (in billions)	$14.5	$15.1	$15.0

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see below.

DISCUSSION OF RESULTS — 2Q20 vs. 2Q19

•	Core Earnings were $6 million compared to $7 million in the year-ago quarter.

•

Revenue declined $1 million primarily as a result of contract terminations and expirations that occurred in the second half of 2019, as well as the impact of COVID-19 (temporary stoppage or other restrictions on certain collection/processing activity and lower volume in the transportation business). These decreases were largely offset by revenue earned from four contracts in which we were selected in second-quarter 2020 to support states in providing unemployment benefits and contact tracing services.

•	EBITDA was $8 million, down $3 million from the year-ago quarter. The decrease in EBITDA is primarily the result of the revenue decline discussed above.

•	Contingent collections receivables inventory decreased 3% to $14.5 billion.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release:

1. Core Earnings

The difference between the company’s Core Earnings and its GAAP results is that Core Earnings excludes the impacts of: (1) mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. Management uses Core Earnings in making decisions regarding the company’s performance and the allocation of corporate resources and, as a result, our segment results are presented using Core Earnings. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these Core Earnings measures to monitor the company’s business performance. See “Core Earnings” on pages 13 – 22 for a reconciliation between GAAP net income and Core Earnings.

2. Adjusted Tangible Equity Ratio

This measures the ratio of Navient’s tangible equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. See “Adjusted Tangible Equity Ratio” on page 23 for a reconciliation of the Adjusted Tangible Equity Ratio calculation.

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This measures the operating performance of the Business Processing segment and is used by management and our equity investors to monitor operating performance and determine the value of those businesses. See “Earnings before Interest, Taxes, Depreciation and Amortization Expense (‘EBITDA’)” on page 23 for a reconciliation of the EBITDA calculation for the Business Processing segment.

* * *

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2019 (filed with the SEC on Feb. 27, 2020). Certain reclassifications have been made to the balances as of and for the three months ended June 30, 2019, to be consistent with classifications adopted for 2020, and had no effect on net income, total assets or total liabilities.

Navient will host an earnings conference call tomorrow, July 22, 2020, at 8 a.m. ET. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 1379878 starting at 7:45 a.m. ET.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through August 5, 2020, at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 1379878.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the severity, magnitude and duration of the COVID-19 pandemic, including changes in the macroeconomic environment, restrictions on business, individual or travel activities intended to slow the spread of the pandemic and volatility in market conditions resulting from the pandemic including interest rates, the value of equities and other financial assets; the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from the CARES Act or other new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our securitization trusts that could accelerate or delay repayment of the bonds; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2019, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) is a leading provider of education loan management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. We help our clients and millions of Americans achieve success through technology-enabled financing, services and support. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			SIX MONTHS ENDED
(In millions, except per share data)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
GAAP Basis
Net income (loss)	$125	$(106)	$153	$19	$281
Diluted earnings (loss) per common share	$.64	$(.53)	$.64	$.10	$1.16
Weighted average shares used to compute diluted earnings per share	195	200	238	198	242
Net interest margin, Federal Education Loan segment	.92%	.76%	.83%	.84%	.79%
Net interest margin, Consumer Lending segment	3.29%	3.34%	3.31%	3.32%	3.30%
Return on assets	.56%	(.47)%	.64%	.04%	.58%
Ending FFELP Loans, net	$60,921	$62,492	$67,956	$60,921	$67,956
Ending Private Education Loans, net	21,462	22,338	21,564	21,462	21,564

Ending total education loans, net	$82,383	$84,830	$89,520	$82,383	$89,520

Average FFELP Loans	$62,141	$63,894	$69,084	$63,018	$70,149
Average Private Education Loans	23,008	23,112	22,463	23,060	22,611

Average total education loans	$85,149	$87,006	$91,547	$86,078	$92,760

Core Earnings Basis(1)
Net income	$179	$93	$175	$272	$312
Diluted earnings per common share	$.92	$.46	$.74	$1.37	$1.29
Adjusted diluted earnings per common share(2)	$.91	$.51	$.74	$1.41	$1.32
Weighted average shares used to compute diluted earnings per share	195	202	238	198	242
Net interest margin, Federal Education Loan segment	1.07%	.81%	.81%	.94%	.81%
Net interest margin, Consumer Lending segment	3.20%	3.31%	3.22%	3.26%	3.22%
Return on assets	.81%	.41%	.73%	.61%	.65%
Ending FFELP Loans, net	$60,921	$62,492	$67,956	$60,921	$67,956
Ending Private Education Loans, net	21,462	22,338	21,564	21,462	21,564

Ending total education loans, net	$82,383	$84,830	$89,520	$82,383	$89,520

Average FFELP Loans	$62,141	$63,894	$69,084	$63,018	$70,149
Average Private Education Loans	23,008	23,112	22,463	23,060	22,611

Average total education loans	$85,149	$87,006	$91,547	$86,078	$92,760

(1)

Core Earnings are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation, of Core Earnings, see the section titled “Non-GAAP Financial Measures — Core Earnings.”

(2)

Adjusted diluted Core Earnings per share, a non-GAAP financial measure, excludes net restructuring and regulatory-related expenses of $(1) million, $12 million and $2 million for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively, and $11 million and $10 million for the six months ended June 30, 2020 and June 30, 2019, respectively. Regulatory-related expenses in both the current and year-ago quarters are net of $10 million insurance reimbursements for costs related to such matters, and regulatory-related expenses in both the current and year-ago six-month periods are net of $10 million insurance reimbursements for costs related to such matters.

RESULTS OF OPERATIONS

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures – Core Earnings” for further discussion).

GAAP STATEMENTS OF INCOME (UNAUDITED)

				June 30, 2020 vs. March 31, 2020		June 30, 2020 vs. June 30, 2019
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	June 30, 2020	March 31, 2020	June 30, 2019	$	%	$	%
Interest income:
FFELP Loans	$455	$571	$742	$(116)	(20)%	$(287)	(39)%
Private Education Loans	362	404	436	(42)	(10)	(74)	(17)
Other loans	—	—	1	—	—	(1)	(100)
Cash and investments	2	12	25	(10)	(83)	(23)	(92)

Total interest income	819	987	1,204	(168)	(17)	(385)	(32)
Total interest expense	519	714	911	(195)	(27)	(392)	(43)

Net interest income	300	273	293	27	10	7	2
Less: provisions for loan losses	44	95	68	(51)	(54)	(24)	(35)

Net interest income after provisions for loan losses	256	178	225	78	44	31	14
Other income (loss):
Servicing revenue	52	58	60	(6)	(10)	(8)	(13)
Asset recovery and business processing revenue	102	110	123	(8)	(7)	(21)	(17)
Other income (loss)	9	7	11	2	29	(2)	(18)
Gains on sales of loans	—	—	16	—	—	(16)	(100)
Gains on debt repurchases	—	—	44	—	—	(44)	(100)
Gains (losses) on derivative and hedging activities, net	(30)	(223)	(32)	193	(87)	2	(6)

Total other income (loss)	133	(48)	222	181	(377)	(89)	(40)
Expenses:
Operating expenses	213	251	241	(38)	(15)	(28)	(12)
Goodwill and acquired intangible asset impairment and amortization expense	5	5	11	—	—	(6)	(55)
Restructuring/other reorganization expenses	1	5	1	(4)	(80)	—	—

Total expenses	219	261	253	(42)	(16)	(34)	(13)

Income (loss) before income tax expense (benefit)	170	(131)	194	301	(230)	(24)	(12)
Income tax expense (benefit)	45	(25)	41	70	(280)	4	10

Net income (loss)	$125	$(106)	$153	$231	(218)%	$(28)	(18)%

Basic earnings (loss) per common share	$.65	$(.53)	$.65	$1.18	(223)%	$—	—%

Diluted earnings (loss) per common share	$.64	$(.53)	$.64	$1.17	(221)%	$—	—%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	SIX MONTHS ENDED June 30,		Increase (Decrease)
(In millions, except per share data)	2020	2019	$	%
Interest income:
FFELP Loans	$1,025	$1,506	$(481)	(32)%
Private Education Loans	767	879	(112)	(13)
Other loans	—	2	(2)	(100)
Cash and investments	15	52	(37)	(71)

Total interest income	1,807	2,439	(632)	(26)
Total interest expense	1,234	1,860	(626)	(34)

Net interest income	573	579	(6)	(1)
Less: provisions for loan losses	139	144	(5)	(3)

Net interest income after provisions for loan losses	434	435	(1)	—
Other income (loss):
Servicing revenue	109	122	(13)	(11)
Asset recovery and business processing revenue	212	242	(30)	(12)
Other income (loss)	17	27	(10)	(37)
Gains on sales of loans	—	16	(16)	(100)
Gains on debt repurchases	—	59	(59)	(100)
Gains (losses) on derivative and hedging activities, net	(253)	(25)	(228)	912

Total other income (loss)	85	441	(356)	(81)
Expenses:
Operating expenses	463	497	(34)	(7)
Goodwill and acquired intangible asset impairment and amortization expense	11	18	(7)	(39)
Restructuring/other reorganization expenses	6	2	4	200

Total expenses	480	517	(37)	(7)

Income before income tax expense	39	359	(320)	(89)
Income tax expense	20	78	(58)	(74)

Net income	$19	$281	$(262)	(93)%

Basic earnings per common share	$.10	$1.17	$(1.07)	(91)%

Diluted earnings per common share	$.10	$1.16	$(1.06)	(91)%

Dividends per common share	$.32	$.32	$—	—%

GAAP BALANCE SHEET (UNAUDITED)

(In millions, except share and per share data)	June 30, 2020	March 31, 2020	June 30, 2019
Assets
FFELP Loans (net of allowance for losses of $302, $311 and $67 respectively)	$60,921	$62,492	$67,956
Private Education Loans (net of allowance for losses of $1,098, $1,083 and $1,151, respectively)	21,462	22,338	21,564
Investments	316	316	222
Cash and cash equivalents	1,632	1,084	1,746
Restricted cash and cash equivalents	2,357	2,684	2,680
Goodwill and acquired intangible assets, net	746	752	769
Other assets	3,611	3,579	3,383

Total assets	$91,045	$93,245	$98,320

Liabilities
Short-term borrowings	$7,310	$8,452	$6,785
Long-term borrowings	80,260	81,297	86,776
Other liabilities	1,349	1,448	1,447

Total liabilities	88,919	91,197	95,008

Commitments and contingencies
Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 453 million, 453 million and 450 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,215	3,212	3,181
Accumulated other comprehensive loss, net of tax benefit	(317)	(300)	(80)
Retained earnings	2,999	2,905	3,418

Total Navient Corporation stockholders’ equity before treasury stock	5,901	5,821	6,523
Less: Common stock held in treasury: 259 million, 259 million and 220 million shares, respectively	(3,786)	(3,786)	(3,222)

Total Navient Corporation stockholders’ equity	2,115	2,035	3,301
Noncontrolling interest	11	13	11

Total equity	2,126	2,048	3,312

Total liabilities and equity	$91,045	$93,245	$98,320

CONSOLIDATED EARNINGS SUMMARY — GAAP BASIS

Three Months Ended June 30, 2020 Compared with Three Months Ended June 30, 2019

Net income was $125 million, or $0.64 diluted earnings per common share, compared with net income of $153 million, or $0.64 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income increased by $7 million, primarily as a result of an increase in FFELP Floor Income as a result of lower interest rates and the growth in the Private Education Refinance Loan portfolio, partially offset by the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios.

•	Provisions for loan losses decreased $24 million (see pages 25 – 28 for a discussion regarding the transition to CECL on January 1, 2020):

○	The provision for FFELP loan losses decreased $5 million.

○

The provision for Private Education Loan losses decreased $19 million. Provision of $41 million in second-quarter 2020 is primarily related to an increase in expected losses due to COVID-19’s negative impact on the current and forecasted economic conditions.

•	Servicing revenue decreased $8 million primarily due to the natural paydown of the FFELP Loan portfolio serviced for third parties.

•

Asset recovery and business processing revenue decreased $21 million primarily as a result of the natural decline of the Federal Education Loan segment contingent collections receivable inventory, the impact of COVID-19 on certain collection activities (temporary stoppage or other restrictions on certain collection/processing activity and lower volume in the transportation business) as well as Business Processing segment contract terminations and expirations that occurred in the second half of 2019. These decreases were partially offset by revenue earned from four contracts in which we were selected in second-quarter 2020 to support states in providing unemployment benefits and contact tracing services.

•

Net gains on sales of loans decreased $16 million, due to the $16 million gain on sale of $412 million of Private Education Refinance Loans in second-quarter 2019. There were no loan sales in the current period.

•	Net gains on debt repurchases decreased by $44 million. There were no debt repurchases in second-quarter 2020 compared to $138 million repurchased at a $44 million gain in the year-ago period.

•

Net losses on derivative and hedging activities decreased $2 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps, foreign currency hedges and other derivative instruments during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related expenses of $(2) million and $1 million in the second quarters of 2020 and 2019, respectively, operating expenses were $215 million and $240 million in second-quarter 2020 and 2019, respectively. On an adjusted basis, expenses were $19 million lower primarily as a result of the decrease in asset recovery revenue discussed above as well as ongoing cost saving initiatives across the Company. Adjusted 2019 expenses exclude $6 million of costs associated with proxy contest matters. Regulatory-related expenses in both quarters are net of $10 million insurance reimbursements for costs related to such matters.

There were no share repurchases in the current quarter compared with 9.6 million shares of our common stock repurchased during the second quarter of 2019. As a result of repurchases, our average outstanding diluted shares decreased by 43 million common shares (or 18%) from the year-ago period.

Six Months Ended June 30, 2020 Compared with Six Months Ended June 30, 2019

Net income was $19 million, or $0.10 diluted earnings per common share, compared with net income of $281 million, or $1.16 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $6 million, primarily as a result of the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios which was partially offset by an increase in FFELP Floor Income as a result of lower interest rates and the growth in the Private Education Refinance Loan portfolio.

•	Provisions for loan losses decreased $5 million (see pages 25 – 28 for a discussion regarding the transition to CECL on January 1, 2020):

○	The provision for FFELP loan losses decreased $6 million.

○

The provision for Private Education Loan losses increased $1 million. Provision of $130 million in the current period is primarily related to an increase in expected losses due to COVID-19’s negative impact on the current and forecasted economic conditions.

•	Servicing revenue decreased $13 million primarily due to the natural paydown of the FFELP Loan portfolio serviced for third parties.

•

Asset recovery and business processing revenue decreased $30 million primarily as a result of the natural decline of the Federal Education Loan segment contingent collections receivable inventory, the impact of COVID-19 on certain collection activities (temporary stoppage or other restrictions on certain collection/processing activity and lower volume in the transportation business) as well as Business Processing segment contract terminations and expirations that occurred in the second half of 2019. These decreases were partially offset by revenue earned from four contracts in which we were selected in second-quarter 2020 to support states in providing unemployment benefits and contact tracing services.

•

Net gains on sales of loans decreased $16 million, due to the $16 million gain on sale of $412 million of Private Education Refinance Loans in the year-ago period. There were no loan sales in the current period.

•	Net gains on debt repurchases decreased by $59 million. There were no debt repurchases in the current period compared to $184 million repurchased at a $59 million gain in the year-ago period.

•

Net losses on derivative and hedging activities increased $228 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps, foreign currency hedges and other derivative instruments during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods. In particular, the net loss in the six months ended June 30, 2020 was primarily related to the significant reduction in interest rates and resulting impact on the mark-to-market of the derivatives used to economically hedge FFELP Loan floor income that do not qualify for hedge accounting.

•

Excluding net regulatory-related costs of $5 million and $8 million in the six months ended June 30, 2020 and 2019, respectively, operating expenses were $458 million and $489 million in the six months ended June 30, 2020 and 2019, respectively. On an adjusted basis, expenses were $17 million lower primarily as a result of the decrease in asset recovery revenue discussed above as well as ongoing cost saving initiatives across the Company. Adjusted 2020 expenses exclude $7 million of transition services costs. Adjusted 2019 expenses exclude $9 million of costs associated with proxy contest matters and $12 million of transition services costs. Regulatory-related expenses in both periods are net of $10 million insurance reimbursements for costs related to such matters.

•

During the six months ended June 30, 2020 and 2019, the Company incurred $6 million and $2 million, respectively, of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were due primarily to severance-related costs.

We repurchased 23.0 million and 19.0 million shares of our common stock during the six months ended June 30, 2020 and 2019, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 44 million common shares (or 18%) from the year-ago period.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release: (1) Core Earnings, (2) Tangible Net Asset Ratio and (3) EBITDA for the Business Processing segment.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide Core Earnings disclosure in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show Core Earnings for each reportable segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED JUNE 30, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$456	$362	$—	$—	$818	$13	$(14)	$(1)	$817
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	1	—	—	1	2	—	—	—	2

Total interest income	457	362	—	1	820	13	(14)	(1)	819
Total interest expense	286	174	—	31	491	25	3	28	519

Net interest income (loss)	171	188	—	(30)	329	(12)	(17)	(29)	300
Less: provisions for loan losses	3	41	—	—	44	—	—	—	44

Net interest income (loss) after provisions for loan losses	168	147	—	(30)	285	(12)	(17)	(29)	256
Other income (loss):
Servicing revenue	51	1	—	—	52	—	—	—	52
Asset recovery and business processing revenue	38	—	64	—	102	—	—	—	102
Other income (loss)	5	—	—	4	9	12	(42)	(30)	(21)

Total other income (loss)	94	1	64	4	163	12	(42)	(30)	133
Expenses:
Direct operating expenses	70	34	57	—	161	—	—	—	161
Unallocated shared services expenses	—	—	—	52	52	—	—	—	52

Operating expenses	70	34	57	52	213	—	—	—	213
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	1	1	—	—	—	1

Total expenses	70	34	57	53	214	—	5	5	219

Income (loss) before income tax expense (benefit)	192	114	7	(79)	234	—	(64)	(64)	170
Income tax expense (benefit)(2)	46	27	1	(19)	55	—	(10)	(10)	45

Net income (loss)	$146	$87	$6	$(60)	$179	$—	$(54)	$(54)	$125

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(29)	$—	$(29)
Total other income (loss)	(30)	—	(30)
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total Core Earnings adjustments to GAAP	$(59)	$(5)	(64)

Income tax expense (benefit)			(10)

Net income (loss)			$(54)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED MARCH 31, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$582	$404	$—	$—	$986	$3	$(14)	$(11)	$975
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	6	2	—	4	12	—	—	—	12

Total interest income	588	406	—	4	998	3	(14)	(11)	987
Total interest expense	456	210	—	35	701	7	6	13	714

Net interest income (loss)	132	196	—	(31)	297	(4)	(20)	(24)	273
Less: provisions for loan losses	6	89	—	—	95	—	—	—	95

Net interest income (loss) after provisions for loan losses	126	107	—	(31)	202	(4)	(20)	(24)	178
Other income (loss):
Servicing revenue	56	2	—	—	58	—	—	—	58
Asset recovery and business processing revenue	53	—	57	—	110	—	—	—	110
Other income (loss)	4	—	—	3	7	4	(227)	(223)	(216)

Total other income (loss)	113	2	57	3	175	4	(227)	(223)	(48)
Expenses:
Direct operating expenses	83	39	54	—	176	—	—	—	176
Unallocated shared services expenses	—	—	—	75	75	—	—	—	75

Operating expenses	83	39	54	75	251	—	—	—	251
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	5	5	—	—	—	5

Total expenses	83	39	54	80	256	—	5	5	261

Income (loss) before income tax expense (benefit)	156	70	3	(108)	121	—	(252)	(252)	(131)
Income tax expense (benefit)(2)	37	16	1	(26)	28	—	(53)	(53)	(25)

Net income (loss)	$119	$54	$2	$(82)	$93	$—	$(199)	$(199)	$(106)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED MARCH 31, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(24)	$—	$(24)
Total other income (loss)	(223)	—	(223)
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total Core Earnings adjustments to GAAP	$(247)	$(5)	(252)

Income tax expense (benefit)			(53)

Net income (loss)			$(199)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$758	$436	$—	$—	$1,194	$1	$(17)	$(16)	$1,178
Other loans	—	1	—	—	1	—	—	—	1
Cash and investments	14	4	—	7	25	—	—	—	25

Total interest income	772	441	—	7	1,220	1	(17)	(16)	1,204
Total interest expense	627	255	—	42	924	(2)	(11)	(13)	911

Net interest income (loss)	145	186	—	(35)	296	3	(6)	(3)	293
Less: provisions for loan losses	8	60	—	—	68	—	—	—	68

Net interest income (loss) after provisions for loan losses	137	126	—	(35)	228	3	(6)	(3)	225
Other income (loss):
Servicing revenue	57	3	—	—	60	—	—	—	60
Asset recovery and business processing revenue	58	—	65	—	123	—	—	—	123
Other income (loss)	7	—	—	4	11	(38)	6	(32)	(21)
Gains on sales of loans and investments	—	16	—	—	16	—	—	—	16
Gains on debt repurchases	—	—	—	32	32	35	(23)	12	44

Total other income (loss)	122	19	65	36	242	(3)	(17)	(20)	222
Expenses:
Direct operating expenses	89	34	56	—	179	—	—	—	179
Unallocated shared services expenses	—	—	—	62	62	—	—	—	62

Operating expenses	89	34	56	62	241	—	—	—	241
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	11	11	11
Restructuring/other reorganization expenses	—	—	—	1	1	—	—	—	1

Total expenses	89	34	56	63	242	—	11	11	253

Income (loss) before income tax expense (benefit)	170	111	9	(62)	228	—	(34)	(34)	194
Income tax expense (benefit)(2)	39	26	2	(14)	53	—	(12)	(12)	41

Net income (loss)	$131	$85	$7	$(48)	$175	$—	$(22)	$(22)	$153

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(3)	$—	$(3)
Total other income (loss)	(20)	—	(20)
Goodwill and acquired intangible asset impairment and amortization	—	11	11

Total Core Earnings adjustments to GAAP	$(23)	$(11)	(34)

Income tax expense (benefit)			(12)

Net income (loss)			$(22)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,037	$767	$—	$—	$1,804	$16	$(28)	$(12)	$1,792
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	7	3	—	5	15	—	—	—	15

Total interest income	1,044	770	—	5	1,819	16	(28)	(12)	1,807
Total interest expense	742	385	—	66	1,193	32	9	41	1,234

Net interest income (loss)	302	385	—	(61)	626	(16)	(37)	(53)	573
Less: provisions for loan losses	9	130	—	—	139	—	—	—	139

Net interest income (loss) after provisions for loan losses	293	255	—	(61)	487	(16)	(37)	(53)	434
Other income (loss):
Servicing revenue	106	3	—	—	109	—	—	—	109
Asset recovery and business processing revenue	90	—	122	—	212	—	—	—	212
Other income (loss)	9	—	—	8	17	16	(269)	(253)	(236)

Total other income (loss)	205	3	122	8	338	16	(269)	(253)	85
Expenses:
Direct operating expenses	153	72	111	—	336	—	—	—	336
Unallocated shared services expenses	—	—	—	127	127	—	—	—	127

Operating expenses	153	72	111	127	463	—	—	—	463
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	11	11	11
Restructuring/other reorganization expenses	—	—	—	6	6	—	—	—	6

Total expenses	153	72	111	133	469	—	11	11	480

Income (loss) before income tax expense (benefit)	345	186	11	(186)	356	—	(317)	(317)	39
Income tax expense (benefit)(2)	82	43	3	(44)	84	—	(64)	(64)	20

Net income (loss)	$263	$143	$8	$(142)	$272	$—	$(253)	$(253)	$19

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(53)	$—	$(53)
Total other income (loss)	(253)	—	(253)
Goodwill and acquired intangible asset impairment and amortization	—	11	11

Total Core Earnings adjustments to GAAP	$(306)	$(11)	(317)

Income tax expense (benefit)			(64)

Net income (loss)			$(253)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,537	$879	$—	$—	$2,416	$2	$(33)	$(31)	$2,385
Other loans	1	1	—	—	2	—	—	—	2
Cash and investments	30	9	—	13	52	—	—	—	52

Total interest income	1,568	889	—	13	2,470	2	(33)	(31)	2,439
Total interest expense	1,278	516	—	80	1,874	2	(16)	(14)	1,860

Net interest income (loss)	290	373	—	(67)	596	—	(17)	(17)	579
Less: provisions for loan losses	15	129	—	—	144	—	—	—	144

Net interest income (loss) after provisions for loan losses	275	244	—	(67)	452	—	(17)	(17)	435
Other income (loss):
Servicing revenue	117	5	—	—	122	—	—	—	122
Asset recovery and business processing revenue	108	—	134	—	242	—	—	—	242
Other income (loss)	15	1	—	9	25	(39)	16	(23)	2
Gains on sales of loans	—	16	—	—	16	—	—	—	16
Gains on debt repurchases	—	—	—	47	47	39	(27)	12	59

Total other income (loss)	240	22	134	56	452	—	(11)	(11)	441
Expenses:
Direct operating expenses	180	72	111	—	363	—	—	—	363
Unallocated shared services expenses	—	—	—	134	134	—	—	—	134

Operating expenses	180	72	111	134	497	—	—	—	497
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	18	18	18
Restructuring/other reorganization expenses	—	—	—	2	2	—	—	—	2

Total expenses	180	72	111	136	499	—	18	18	517

Income (loss) before income tax expense (benefit)	335	194	23	(147)	405	—	(46)	(46)	359
Income tax expense (benefit)(2)	77	44	6	(34)	93	—	(15)	(15)	78

Net income (loss)	$258	$150	$17	$(113)	$312	$—	$(31)	$(31)	$281

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(17)	$—	$(17)
Total other income (loss)	(11)	—	(11)
Goodwill and acquired intangible asset impairment and amortization	—	18	18

Total Core Earnings adjustments to GAAP	$(28)	$(18)	(46)

Income tax expense (benefit)			(15)

Net income (loss)			$(31)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Core Earnings net income attributable to Navient Corporation	$179	$93	$175	$272	$312
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	(59)	(247)	(23)	(306)	(28)
Net impact of goodwill and acquired intangible assets	(5)	(5)	(11)	(11)	(18)
Net tax effect	10	53	12	64	15

Total Core Earnings adjustments to GAAP	(54)	(199)	(22)	(253)	(31)

GAAP net income (loss) attributable to Navient Corporation	$125	$(106)	$153	$19	$281

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These gains and losses occur in our Federal Education Loans, Consumer Lending and Other reportable segments. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$(30)	$(223)	$(32)	$(253)	$(25)
Plus: Gains (losses) on fair value hedging activity included in interest expense	(6)	(9)	7	(15)	9

Total gains (losses)	$(36)	$(232)	$(25)	$(268)	$(16)
Plus: Settlements on derivative and hedging activities, net(1)	(12)	(4)	38	(16)	39

Mark-to market gains (losses) on derivative and hedging activities, net(2)	(48)	(236)	13	(284)	23
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(14)	(14)	(17)	(28)	(33)
Other derivative accounting adjustments(3)	3	3	(19)	6	(18)

Total net impact of derivative accounting	$(59)	$(247)	$(23)	$(306)	$(28)

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(13)	$(3)	$(1)	$(16)	$(2)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	25	7	(2)	32	2
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	(35)	—	(39)

Total reclassifications of settlements on derivative and hedging activities	$12	$4	$(38)	$16	$(39)

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Floor Income Contracts	$(10)	$(180)	$(48)	$(190)	$(46)
Basis swaps	(21)	33	7	12	(2)
Foreign currency hedges	6	10	43	16	61
Other	(23)	(99)	11	(122)	10

Total mark-to-market gains (losses) on derivative and hedging activities, net	$(48)	$(236)	$13	$(284)	$23

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of June 30, 2020, derivative accounting has decreased GAAP equity by approximately $692 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Beginning impact of derivative accounting on GAAP equity	$(629)	$(235)	$(109)	$(235)	$(34)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	(63)	(394)	(140)	(457)	(215)

Ending impact of derivative accounting on GAAP equity	$(692)	$(629)	$(249)	$(692)	$(249)

(1) Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(59)	$(247)	$(23)	$(306)	$(28)
Tax impact of derivative accounting adjustment recognized in net income	13	62	6	75	6
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	(17)	(209)	(123)	(226)	(193)

Net impact of net mark-to-market gains (losses) under derivative accounting	$(63)	$(394)	$(140)	$(457)	$(215)

(a) See “Core Earnings derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into Core Earnings as of the respective period-ends are presented in the table below. These net premiums will be recognized in Core Earnings in future periods. As of June 30, 2020, the remaining amortization term of the net floor premiums was approximately 3 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on these hedges are recorded in accumulated other comprehensive income. Hedged Floor Income from these cash flow hedges that has not been recognized into Core Earnings and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in Core Earnings and GAAP in future periods and is presented net of tax. As of June 30, 2020, the remaining hedged period is approximately 4 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	June 30, 2020	March 31, 2020	June 30, 2019
Unamortized net Floor premiums (net of tax)	$(56)	$(66)	$(100)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(398)	(437)	(564)

Total hedged Floor Income, net of tax(1)(2)	$(454)	$(503)	$(664)

(1)  $(593) million, $(658) million and $(863) million on a pre-tax basis as of June 30, 2019, March 31, 2019 and June 30, 2018, respectively.

(2)  Of the $454 million as of June 30, 2020, approximately $95 million, $163 million and $105 million will be recognized as part of Core Earnings net income in the remainder of 2020, 2021 and 2022, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Core Earnings goodwill and acquired intangible asset adjustments	$(5)	$(5)	$(11)	$(11)	$(18)

2. Adjusted Tangible Equity Ratio

This measures the ratio of Navient’s tangible equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	June 30, 2020	March 31, 2020	June 30, 2019
GAAP equity	$2,115	$2,035	$3,301
Less:
Goodwill and acquired intangible assets	746	752	769
Capital held for FFELP Loans	305	312	340

Adjusted tangible equity	$1,064	$971	$2,192

Divided by:
Total assets	$91,045	$93,245	$98,320
Less:
Goodwill and acquired intangible assets	746	752	769
FFELP Loans	60,921	62,492	67,956

Adjusted tangible assets	$29,378	$30,001	$29,595

Adjusted Tangible Equity Ratio(1)	3.6%	3.2%	7.4%

(1)  The following provides a pro forma of what the Adjusted Tangible Equity Ratio would be if the cumulative net mark-to-market losses related to derivative accounting under GAAP were excluded. These cumulative losses reverse to $0 upon the maturity of the individual derivative instruments. As these losses are temporary, we believe this pro forma presentation is a useful basis for management and investors to further analyze the Adjusted Tangible Equity Ratio.

(Dollars in millions)	June 30, 2020	March 31, 2020	June 30, 2019
Adjusted tangible equity (from above table)	$1,064	$971	$2,192
Plus: Ending impact of derivative accounting on GAAP equity (see page 21)	692	629	249

Pro forma adjusted tangible equity	$1,756	$1,600	$2,441

Adjusted tangible assets (from above table)	$29,378	$30,001	$29,595

Pro forma Adjusted Tangible Equity Ratio	6.0%	5.3%	8.2%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Pre-tax income	$7	$3	$9	$11	$23
Plus:
Depreciation and amortization expense(1)	1	1	2	2	2

EBITDA	$8	$4	$11	$13	$25

Divided by:
Total revenue	$64	$57	$65	$122	$134

EBITDA margin	13%	7%	17%	10%	19%

(1)	There is no interest expense in this segment.

FINANCIAL CONDITION

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	June 30, 2020		March 31, 2020		June 30, 2019

(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$512		$603		$686
Loans in forbearance(2)	1,847		1,583		641
Loans in repayment and percentage of each status:
Loans current	19,775	98.0%	20,466	96.4%	20,369	95.0%
Loans delinquent 31-60 days(3)	128	.6	265	1.3	327	1.5
Loans delinquent 61-90 days(3)	88	.4	157	.7	219	1.0
Loans delinquent greater than 90 days(3)	210	1.0	347	1.6	524	2.5

Total Private Education Loans in repayment	20,201	100%	21,235	100%	21,439	100%

Total Private Education Loans, gross	22,560		23,421		22,766
Private Education Loan unamortized discount(4)	—		—		(691)

Total Private Education Loans	22,560		23,421		22,075
Private Education Loan receivable for partially charged-off loans(4)	—		—		640
Private Education Loan allowance for losses	(1,098)		(1,083)		(1,151)

Private Education Loans, net	$21,462		$22,338		$21,564

Percentage of Private Education Loans in repayment		89.5%		90.7%		94.2%

Delinquencies as a percentage of Private Education Loans in repayment		2.0%		3.6%		5.0%

Loans in forbearance as a percentage of loans in repayment and forbearance		8.4%		6.9%		2.9%

Cosigner rate(5)		43%		43%		53%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, including COVID-19 relief programs, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)

In connection with the adoption of CECL on January 1, 2020: (1) the $527 million and $550 million discount as of June 30, 2020 and March 31, 2020, respectively, associated with the loans is now included as part of the respective loan balances for this disclosure and (2) the receivable for partially charged-off loans has been reclassified from the Private Education Loan balance to the allowance for loan loss. Both of these changes are prospective in nature as prior balances are not restated under CECL.

(5)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for second-quarter 2020, first-quarter 2020 and second-quarter 2019.

ALLOWANCE FOR LOAN LOSSES

On January 1, 2020, we adopted ASU No. 2016-13, “Financial Instruments — Credit Losses,” which requires measurement and recognition of an allowance for loan loss that estimates the remaining current expected credit losses (“CECL”) for financial assets measured at amortized cost held at the reporting date. Our prior allowance for loan loss was an incurred loss model. As a result, the new guidance results in an increase to our allowance for loan losses. The new standard impacts the allowance for loan losses related to our Private Education Loans and FFELP Loans.

The standard was applied through a cumulative-effect adjustment to retained earnings (net of tax) as of January 1, 2020, the effective date, for the education loans on our balance sheet as of that date (except for the $70 million purchased credit deteriorated portfolio where the related $43 million allowance is recorded as an increase to the basis of the loans). Subsequently, changes in the estimated remaining current expected credit losses, including estimated losses on newly originated education loans, will be recorded through provision (net income). This standard represents a significant change from existing GAAP and has resulted in material changes to the Company’s accounting for the allowance for loan losses.

Related to the adoption of CECL:

•

We have determined that, for modeling current expected credit losses, we can reasonably estimate expected losses that incorporate current and forecasted economic conditions over a three-year period. After this “reasonable and supportable” period, there is a two-year reversion period to Navient’s actual long-term historical loss experience over a full economic life cycle. The model used to project losses utilizes key credit quality indicators of the loan portfolio and predicts how those attributes are expected to perform in connection with the forecasted economic conditions. These losses are calculated on an undiscounted basis. We project losses at the loan level and make estimates regarding prepayments, recoveries on defaults and reasonably expected new Troubled Debt Restructurings (“TDRs”).

•

Separately, as it relates to interest rate concessions granted as part of our private education loan modification program, a discounted cash flow model is used to calculate the amount of interest forgiven for loans currently in the program. The present value of this interest rate concession is included in our CECL allowance for loan loss.

•	Charge-offs include the discount or premium related to such defaulted loan.

•

CECL requires our expected future recoveries for charged-off loans to be presented within the allowance for loan loss whereas previously, we accounted for our receivable for partially charged-off loans ($588 million as of December 31, 2019) as part of our Private Education Loan portfolio. This change is only a change in classification on the balance sheet and does not impact retained earnings at adoption of CECL or provision and net income post-adoption.

The total allowance for loan losses increased by $802 million upon adoption on January 1, 2020 (excluding the impact of the balance sheet reclassifications related to the expected future recoveries and purchased credit impaired portfolio discussed above). This had a corresponding reduction to equity of $620 million.

The following table summarizes the transition adjustments made as of January 1, 2020 in connection with adopting CECL:

(Dollars in millions)	Private Education Loans	FFELP Loans	Total
Allowance as of December 31, 2019 (prior to CECL)	$1,048	$64	$1,112
Transition adjustments made under CECL on January 1, 2020:
Current expected credit losses on non-Purchased Credit Deteriorated (“PCD”) portfolio(1)	542	260	802
Current expected credit losses on PCD portfolio(2)	43	—	43
Reclassification of the receivable for partially charged-off loans(3)	(588)	—	(588)

Net increase to allowance for loan losses under CECL	(3)	260	257

Allowance as of January 1, 2020 after CECL	$1,045	$324	$1,369

(1)	Recorded net of tax through retained earnings. Resulted in a $620 million reduction to equity.

(2)	Recorded as an increase in basis of the loans. No impact to equity.

(3)	Reclassification of the receivable for partially charged-off loans from the Private Education Loan balance to the allowance for loan losses. No impact to equity.

The following tables summarize the activity in the allowance for loan losses during the three months ended June 30, 2020 and March 31, 2020 and the six months ended June 30, 2020:

	QUARTERS ENDED
	June 30, 2020			March 31, 2020
(Dollars in millions)	Private Education Loans	FFELP Loans	Total	Private Education Loans	FFELP Loans	Total
Allowance at beginning of period	$1,083	$311	$1,394	$1,045	$324	$1,369
Total provision	41	3	44	89	6	95
Charge-offs(1)	(48)	(12)	(60)	(68)	(19)	(87)
Decrease in expected future recoveries on charged-off loans(2)	22	—	22	17	—	17

Allowance at end of period	1,098	302	1,400	1,083	311	1,394
Plus: expected future recoveries on charged-off loans(2)	549	—	549	571	—	571

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$1,647	$302	$1,949	$1,654	$311	$1,965

Charge-offs as a percentage of average loans in repayment (annualized)	.97%	.11%		1.27%	.15%
Allowance coverage of charge-offs (annualized)(3)	8.6	6.3		6.0	4.1
Allowance as a percentage of the ending total loan balance(3)	7.3%	.5%		7.1%	.5%
Allowance as a percentage of ending loans in repayment(3)	8.2%	.7%		7.8%	.6%
Ending total loans	$22,560	$61,223		$23,421	$62,803
Average loans in repayment	$19,731	$44,144		$21,601	$52,460
Ending loans in repayment	$20,201	$42,640		$21,235	$50,514

(1)

Charge-offs are reported net of expected recoveries. At the time of charge-off, the expected recovery amount is transferred from the education loan balance to the allowance for loan loss and is referred to as the “expected future recoveries on charged-off loans.”

(2)

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this as the “expected future recoveries on charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the expected future recoveries on charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on charged-off loans:

	QUARTERS ENDED
(Dollars in millions)	June 30, 2020	March 31, 2020
Beginning of period expected recoveries	$571	$588
Expected future recoveries of current period defaults	9	13
Recoveries	(28)	(28)
Charge-offs	(3)	(2)

End of period expected recoveries	$549	$571

Change in balance during period	$(22)	$(17)

(3)	The allowance used for these metrics excludes the expected future recoveries on charged-off loans to better reflect the current expected credit losses remaining in the portfolio.

	SIX MONTHS ENDED
	June 30, 2020
(Dollars in millions)	Private Education Loans	FFELP Loans	Total
Allowance at beginning of period (as of January 1, 2020)	$1,045	$324	$1,369
Total provision	130	9	139
Charge-offs(1)	(116)	(31)	(147)
Decrease in expected future recoveries on charged-off loans(2)	39	—	39

Allowance at end of period	1,098	302	1,400
Plus: expected future recoveries on charged off loans(2)	549	—	549

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$1,647	$302	$1,949

Charge-offs as a percentage of average loans in repayment (annualized)	1.13%	.13%
Allowance coverage of charge-offs (annualized) (3)	7.1	4.8
Allowance as a percentage of the ending total loan balance(3)	7.3%	.5%
Allowance as a percentage of ending loans in repayment(3)	8.2%	.7%
Ending total loans	$22,560	$61,223
Average loans in repayment	$20,666	$48,302
Ending loans in repayment	$20,201	$42,640

(1)

Charge-offs are reported net of expected recoveries. At the time of charge-off, the expected recovery amount is transferred from the education loan balance to the allowance for loan loss and is referred to as the “expected future recoveries on charged-off loans.”

(2)

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this as the “expected future recoveries on charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the expected future recoveries on charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on charged-off loans:

SIX MONTHS ENDED
(Dollars in millions)	June 30, 2020
Beginning of period expected recoveries	$588
Expected future recoveries of current period defaults	22
Recoveries	(57)
Charge-offs	(4)

End of period expected recoveries	$549

Change in balance during period	$(39)

(3)	The allowance used for these metrics excludes the expected future recoveries on charged-off loans to better reflect the current expected credit losses remaining in the portfolio.

The following table summarizes the activity in the Private Education Loan allowance for loan losses for the prior periods presented:

	QUARTER ENDED	SIX MONTHS ENDED
(Dollars in millions)	June 30, 2019	June 30, 2019
Allowance at beginning of period	$1,178	$1,201
Provision for Private Education Loan losses:
Purchased Non-Credit Impaired Loans, acquired at a discount	4	7
Remaining loans	56	121

Total provision	60	128
Total charge-offs(1)	(87)	(181)
Reclassification of interest reserve(2)	1	4
Loan sales	(1)	(1)

Allowance at end of period	$1,151	$1,151

Charge-offs as a percentage of average loans in repayment (annualized)	1.6%	1.7%
Allowance coverage of charge-offs (annualized)	3.3	3.2
Allowance as a percentage of the ending total loan balance	4.9%	4.9%
Allowance as a percentage of ending loans in repayment	5.4%	5.4%
Ending total loans(3)	$23,406	$23,406
Average loans in repayment	$21,854	$21,957
Ending loans in repayment	$21,439	$21,439

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. The table below summarizes the activity in the receivable for partially charged-off loans:

	QUARTER ENDED	SIX MONTHS ENDED
(Dollars in millions)	June 30, 2019	June 30, 2019
Receivable at beginning of period	$657	$674
Expected future recoveries of current period defaults	18	38
Recoveries	(33)	(67)
Charge-offs	(2)	(5)

Receivable at end of period	$640	$640

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $1.2 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan and Private Education Refinance Loan portfolios, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans. We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are a part of our ongoing liquidity needs. We have $665 million of remaining share repurchase authority as of June 30, 2020.

SOURCES OF LIQUIDITY AND AVAILABLE CAPACITY

Ending Balances

(Dollars in millions)	June 30, 2020	March 31, 2020	June 30, 2019
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,632	$1,084	$1,746
Unencumbered FFELP Loans	266	209	256
Unencumbered Private Education Refinance Loans	481	427	296

Total GAAP and Core Earnings basis	$2,379	$1,720	$2,298

Average Balances

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,315	$1,151	$1,171	$1,232	$1,083
Unencumbered FFELP Loans	225	336	490	281	563
Unencumbered Private Education Refinance Loans	422	694	864	558	750

Total GAAP and Core Earnings basis	$1,962	$2,181	$2,525	$2,071	$2,396

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan asset-backed commercial paper (“ABCP”) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of June 30, 2020, March 31, 2020 and June 30, 2019, the maximum additional capacity under these facilities was $242 million, $768 million and $1.1 billion, respectively. For the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, the average maximum additional capacity under these facilities was $256 million, $852 million and $1.3 billion, respectively. For the six months ended June 30, 2020 and 2019, the average maximum additional capacity under these facilities was $554 million and $1.2 billion, respectively. As of June 30, 2020, the maturity dates of these facilities ranged from November 2020 to April 2022.

Liquidity may also be available from our Private Education Loan ABCP facilities. Maximum borrowing capacity under these facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered Private Education Loans. As of June 30, 2020, March 31, 2020 and June 30, 2019, the maximum additional capacity under these facilities was $2.0 billion, $539 million and $1.3 billion, respectively. For the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, the average maximum additional capacity under these facilities was $1.1 billion, $886 million and $1.4 billion, respectively. For the six months ended June 30, 2020 and 2019, the average maximum additional capacity under these facilities was $1.0 billion and $1.2 billion, respectively. As of June 30, 2020, the maturity dates of these facilities ranged from October 2020 to December 2021.

At June 30, 2020, we had a total of $6.3 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $2.9 billion principal of our unencumbered tangible assets of which $2.7 billion and $266 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of June 30, 2020, we had $6.0 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Since the fourth quarter of 2015, we have closed on $4.3 billion of Private Education Loan ABS Repurchase Facilities. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2019.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	June 30, 2020	March 31, 2020	June 30, 2019
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.8	$4.1	$4.4
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	2.2	2.5	3.7
Tangible unencumbered assets(1)	6.3	5.6	5.9
Senior unsecured debt	(9.5)	(9.5)	(10.5)
Mark-to-market on unsecured hedged debt(2)	(.8)	(.8)	(.4)
Other liabilities, net	(.6)	(.6)	(.6)

Total tangible equity — GAAP Basis	$1.4	$1.3	$2.5

(1)	At June 30, 2020, March 31, 2020 and June 30, 2019, excludes goodwill and acquired intangible assets, net, of $746 million, $752 million and $769 million, respectively.

(2)

At June 30, 2020, March 31, 2020 and June 30, 2019, there were $758 million, $743 million and $341 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).